Exhibit 99.2

ExactTarget, Inc.

Financial Statements

December 31, 2012

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

ExactTarget, Inc.:

We have audited the accompanying consolidated balance sheets of ExactTarget, Inc. and Subsidiaries (the Company) as of December 31, 2012 and 2011, and the related consolidated statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012. In connection with our audits of the consolidated financial statements, we also have audited the consolidated financial statement schedule II - valuation and qualifying accounts. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ExactTarget, Inc. and Subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

Indianapolis, Indiana

February 22, 2013

EXACTTARGET, INC.

Consolidated Balance Sheets

(in thousands, except share data)

	As of December 31,
	2012	2011
Assets
Current Assets:
Cash and cash equivalents	$69,192	$60,705
Short-term investments	40,217	—
Accounts receivable, net	55,911	43,380
Prepaid expenses	11,378	8,703
Other current assets	3,219	2,483

Total current assets	179,917	115,271
Property and equipment, net	67,944	54,616
Goodwill	108,222	18,447
Intangible assets, net	27,352	3,286
Other assets	3,631	1,664

Total assets	$387,066	$193,284

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$9,070	$8,124
Accrued liabilities	12,874	10,725
Accrued compensation and related expenses	18,503	14,167
Current portion of long-term obligations and other	1,464	4,787
Deferred revenue	57,592	39,273

Total current liabilities	99,503	77,076
Long-term obligations and other	5,946	5,134
Long-term portion of debt	—	13,333

Total liabilities	105,449	95,543

Redeemable convertible preferred stock:
Series E, Series F and Series G redeemable convertible preferred stock, at respective redemption value. Authorized 4,912,646 shares, issued and outstanding no amounts and 4,912,646 shares at December 31, 2012 and December 31, 2011, respectively	—	63,000
Stockholders’ equity:
Common stock, $0.0005 par value. Authorized 300,000,000 and 74,000,000 and shares at December 31, 2012 and 2011, respectively; issued and outstanding 68,544,290 and 9,042,346 shares at December 31, 2012 and 2011, respectively	34	5
Additional paid in capital	449,801	17,031
Series A, Series B and Series D preferred stock, at respective issuance date fair value. Authorized 10,000,000 and 18,554,573 shares at December 31, 2012 and 2011, respectively; issued and outstanding no amounts and 18,554,573 shares at December 31, 2012 and 2011, respectively	—	164,894
Accumulated other comprehensive loss	(1,122)	(1,051)
Accumulated deficit	(167,096)	(146,138)

Total stockholders’ equity	281,617	34,741

Total liabilities and stockholders’ equity	$387,066	$193,284

See accompanying notes to consolidated financial statements.

EXACTTARGET, INC.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Year Ended December 31,
	2012	2011	2010
Revenue:
Subscription	$234,222	$170,696	$115,553
Professional services	58,050	36,797	18,714

Total revenue	292,272	207,493	134,267
Cost of revenue:
Subscription	56,770	40,333	25,882
Professional services	46,830	29,862	18,012

Total cost of revenue	103,600	70,195	43,894

Gross profit	188,672	137,298	90,373

Operating expenses:
Sales and marketing	115,312	93,559	63,978
Research and development	54,022	41,390	27,400
General and administrative	39,725	25,985	17,159

Total operating expenses	209,059	160,934	108,537

Operating loss	(20,387)	(23,636)	(18,164)
Other expense, net	(571)	(1,001)	(53)

Loss before taxes	(20,958)	(24,637)	(18,217)
Income tax expense (benefit)	—	10,798	(6,127)

Net loss	(20,958)	(35,435)	(12,090)
Other comprehensive loss:
Foreign currency translation adjustment, net of tax - zero	(40)	(948)	(17)
Net unrealized loss on marketable securities, net of tax - zero	(31)	—	—

Comprehensive loss	$(21,029)	$(36,383)	$(12,107)

Net loss per common share:
Basic	$(0.39)	$(4.05)	$(1.52)
Diluted	$(0.39)	$(4.05)	$(1.52)
Weighted average number of common shares outstanding—basic	53,856,234	8,750,540	7,978,304
Weighted average number of common shares outstanding—diluted	53,856,234	8,750,540	7,978,304

See accompanying notes to consolidated financial statements.

EXACTTARGET, INC.

Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Equity

(in thousands, except share data)

	Redeemable convertible preferred stock		Stockholders’ Equity
			Common stock		Preferred stock		Additional paid-in capital	Accumulated deficit	Accumulated comprehensive loss	Total
	Share	Amount	Share	Amount	Share	Amount
Stockholders’ equity at December 31, 2009	2,964,594	$33,038	7,571,496	$4	16,180,448	$120,727	$—	$(98,613)	$(86)	$22,032

Net loss	—	—	—	—	—	—	—	(12,090)	—	(12,090)
Foreign currency translation adjustment and other	—	—	—	—	—	—	—	—	(17)	(17)
Exercise of employee stock options	—	—	625,734	—	—	—	791	—	—	791
Stock-based compensation expense	—	—	—	—	—	—	4,425	—	—	4,425
Vesting of restricted stock	—	—	259,284	—	—	—	—	—	—	—
Issuance of common stock and Series D preferred stock in connection with acquisition of CoTweet, Inc.	—	—	3,974	—	374,125	4,194	4,030	—	—	8,224

Stockholders’ equity at December 31, 2010	2,964,594	$33,038	8,460,488	$4	16,554,573	$124,921	$9,246	$(110,703)	$(103)	$23,365

Net loss	—	—	—	—	—	—	—	(35,435)	—	(35,435)
Foreign currency translation adjustment and other	—	—	—	—	—	—	—	—	(948)	(948)
Exercise of employee stock options	—	—	135,712	—	—	—	429	—	—	429
Stock-based compensation expense	—	—	—	—	—	—	6,954	—	—	6,954
Vesting of restricted stock	—	—	446,146	1	—	—	—	—	—	1
Issuance of Series D preferred stock	—	—	—	—	2,000,000	39,973	—	—	—	39,973
Issuance of common stock and preferred stock in connection with acquisition of Frontier Tecnologia, Ltda.	—	—	—	—	—	—	402	—	—	402
Issuance of Series G preferred stock	1,948,052	29,962	—	—	—	—	—	—	—	—

Stockholders’ equity at December 31, 2011	4,912,646	$63,000	9,042,346	$5	18,554,573	$164,894	$17,031	$(146,138)	$(1,051)	$34,741

See accompanying notes to consolidated financial statements.

EXACTTARGET, INC.

Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Equity (Continued)

(in thousands, except share data)

	Redeemable convertible preferred stock		Stockholders’ Equity
			Common stock		Preferred stock		Additional paid-in capital	Accumulated deficit	Accumulated comprehensive loss	Total
	Share	Amount	Share	Amount	Share	Amount
Stockholders’ equity at December 31, 2011	4,912,646	$63,000	9,042,346	$5	18,554,573	$164,894	$17,031	$(146,138)	$(1,051)	$34,741

Net loss	—	—	—	—	—	—	—	(20,958)	—	(20,958)
Foreign currency translation adjustment and unrealized gain / (loss) on available for sale securities	—	—	—	—	—	—	—	—	(71)	(71)
Exercise of employee stock options	—	—	2,002,624	1	—	—	7,717	—	—	7,718
Stock-based compensation expense	—	—	—	—	—	—	11,182	—	—	11,182
Vesting of restricted stock	—	—	103,244	—	—	—	—	—	—	—
Issuance of restricted stock in connection with acquisitions of Pardot LLC and iGoDigital, LLC	—	—	686,638	—	—	—	16,296	—		16,296
Issuance of common stock in connection with Initial Public Offering			9,775,000	5	—	—	169,704	—	—	169,709
Conversion of preferred stock	(4,912,646)	(63,000)	46,934,438	23	(18,554,573)	(164,894)	227,871	—	—	63,000

Stockholders’ equity at December 31, 2012	—	$—	68,544,290	$34	—	$—	$449,801	$(167,096)	$(1,122)	$281,617

See accompanying notes to consolidated financial statements.

EXACTTARGET, INC.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2012	2011	2010
Cash flows from operating activities:
Net loss	$(20,958)	$(35,435)	$(12,090)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	23,356	16,623	10,970
Lease incentives received from lessor	336	637	141
Provision for / (recovery of) bad debt and credit allowances	1,861	2,271	1,131
Stock-based compensation	11,182	6,954	4,425
Change in deferred taxes	—	10,540	(6,952)
Other	204	87	(4)
Changes in operating assets and liabilities:
Accounts receivable, net	(12,288)	(17,260)	(8,488)
Prepaid expenses and other assets	(4,193)	(6,007)	1,419
Accounts payable and accrued liabilities	2,181	8,165	888
Accrued compensation and related expenses	4,310	3,838	3,957
Deferred revenue	16,736	6,827	8,227

Net cash provided by (used in) operating activities	22,727	(2,760)	3,624

Cash flows from investing activities:
Business combination, net of cash acquired	(100,776)	(2,710)	(5,814)
Purchases of property and equipment	(32,455)	(31,161)	(18,748)
Purchases of marketable securities	(40,248)	—	(1,999)
Sales of marketable securities	—	—	2,000

Net cash used in investing activities	(173,479)	(33,871)	(24,561)

Cash flows from financing activities:
Repayments on capital leases and notes payable	(770)	(952)	(517)
Net proceeds from (payments on) term loan	(9,967)	(3,333)	9,918
Net proceeds from (payments on) on revolving line of credit	(6,700)	9,804	—
Proceeds from issuance of stock from option exercises	7,718	429	791
Payments of contingent consideration	(858)	(1,394)	(719)
Proceeds from issuance of preferred stock, net of issuance costs	—	69,935	—
Proceeds from issuance of common stock, net of issuance costs	169,709	—	—

Net cash provided by financing activities	159,132	74,489	9,473
Effect of exchange rate changes on cash and cash equivalents	107	43	(74)

Increase (decrease) in cash and cash equivalents	8,487	37,901	(11,538)
Cash and cash equivalents, beginning of the period	60,705	22,804	34,342

Cash and cash equivalents, end of the period	$69,192	$60,705	$22,804

Supplemental disclosures:
Net cash paid for interest	$288	$532	$9
Net cash paid (received) for income taxes	26	28	(2,269)
Supplemental disclosure of noncash investing activities:
Change in payables for purchases of property and equipment	$1,306	$1,118	$724
Capital lease obligations entered into for property and equipment	1,007	767	742

See accompanying notes to consolidated financial statements

EXACTTARGET, INC.

Notes to Consolidated Financial Statements

(in thousands except share data or stated otherwise)

(1) Summary of Significant Accounting Policies

(a) Description of Business

ExactTarget, Inc. (“ExactTarget” or the “Company”) is a leading global provider of cross-channel digital marketing software-as-a-service (“SaaS”) solutions that empower organizations of all sizes to communicate with their customers through a suite of applications, including email, mobile, social media, websites, marketing automation and data management. ExactTarget’s powerful suite of integrated applications enables both business-to-business and business-to-consumer marketers to plan, automate, deliver and optimize data-driven digital marketing and real-time communications to drive customer engagement, increase sales and improve return on marketing investment. The Company is headquartered in Indianapolis, Indiana with offices across North America and in Europe, South America and Australia.

(b) Cash and Cash Equivalents

The Company classifies highly liquid investments with original maturities of three months or less as cash equivalents. Cash and cash equivalents, which include cash in bank accounts, money market accounts and bank certificates of deposit, are recorded at cost, which approximates fair value.

(c) Short-term Investments

Short-term investments consist of marketable securities such as corporate notes and bonds, certificates of deposit and commercial paper that are classified as available-for-sale and recorded at fair value. The determination of fair value is further detailed in the short-term investment footnote below. Management determines the appropriate classification of marketable securities at the time of purchase and reevaluates such determination at each balance sheet date. The Company regularly reviews its investment portfolio to identify and evaluate investments that have indications of possible impairment.

(d) Common Stock Split

In March 2012, the Company’s board of directors approved a two-for-one forward stock split of the Company’s outstanding common stock, with a corresponding change in par value, which became effective on March 20, 2012. All common share numbers and per common share amounts for all periods presented have been adjusted retroactively to reflect the two-for-one forward stock split.

(e) Segments

The Company manages its operations as a single segment for purposes of assessing performance and making operating decisions. Revenue is generated predominately in the United States, and all significant assets are held in the United States.

(f) Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries located in the United States (Pardot LLC, iGoDigital, Inc. and iGoDigital Holdings, LLC), United Kingdom (ExactTarget Limited), Australia (ExactTarget Pty Ltd), Brazil (ExactTarget Tecnologia Ltda.), Germany (ExactTarget GmbH), France (ExactTarget SAS), and Sweden (ExactTarget AB), after elimination of all significant intercompany accounts and transactions.

(g) Revenue Recognition

The Company recognizes revenue for subscriptions to its SaaS solutions ratably over the term of the subscription agreement, which is typically one year in length but can range up to three years, commencing upon the later of the agreement start date or such time as there is persuasive evidence of an arrangement, access to its SaaS solutions has been granted to the client, the collection of the fee is reasonably assured and the amount of the fees to be paid by the client are fixed or determinable. Amounts that have been invoiced are recorded in accounts receivable and deferred revenue until revenue recognition criteria have been met. The Company’s subscription agreements generally contain multiple elements including software access, contracted utilization volume and professional services. In addition, the Company charges fees for utilization above the contracted level which are recognized in the period in which the utilization occurs. The Company’s subscription agreements do not provide clients the right to take possession of the software supporting the SaaS solution at any time.

The Company also derives revenue from professional services. Professional services revenue consists primarily of fees associated with training, implementation, integration, deliverability, campaign services and strategic consulting. The Company’s professional services are not required for clients to utilize its SaaS solutions. Depending upon the nature of the engagement, the Company may provide professional services over the term of the SaaS subscription or in connection with discrete projects. Revenue from professional services is recognized using a proportional performance model based on services performed. Professional services, when sold with the Company’s subscriptions, are accounted for separately when these services have value to the client on a standalone basis.

In October 2009, the FASB amended the accounting standards for multiple deliverable revenue arrangements to:

•	provide updated guidance regarding how the deliverables in an arrangement should be separated, and how the consideration should be allocated;

•

require an entity to allocate revenue in an arrangement using its best estimate of selling price, or BESP, of deliverables if a vendor does not first have vendor-specific objective evidence, or VSOE, of selling price or does not have third-party evidence, or TPE, of selling price; and

•	eliminate the use of the residual method and require an entity to allocate revenue using the relative selling price method.

The Company elected to adopt this accounting guidance on a prospective basis as of January 1, 2011. The Company’s consolidated financial statements and the notes to its consolidated financial statements presented herein reflect the prospective adoption of the new accounting principle. Prior to the adoption of ASU 2009-13, the Company was not able to establish VSOE or TPE for all undelivered elements. As a result, the Company typically recognized subscription and professional services revenue ratably over the contract period as a single element and allocated subscription and professional services revenue based on the contract price.

A multiple-element arrangement includes the sale of a subscription to the Company’s SaaS solutions with one or more associated professional services offerings, each of which is considered a separate unit of accounting. In determining whether professional services represent a separate unit of accounting, the Company considers the availability of the services from other vendors. The Company allocates revenue to each element in a multiple-element arrangement based upon the BESP of each deliverable.

The Company is not able to demonstrate VSOE or TPE of selling price with respect to sales of subscriptions to its SaaS solutions. The Company does not have sufficient instances of separate sales of subscriptions nor is it able to demonstrate sufficient pricing consistency with respect to such sales. The Company also considered that no other vendor sells similar subscriptions given the unique nature and functionality of its SaaS solutions, and therefore has determined that it is not able to establish TPE of selling price. Therefore, the Company has determined the BESP of subscriptions to its SaaS solution based on the following:

•

the list price, which represents a component of the Company’s current go-to-market strategy, as established by senior management taking into consideration factors such as the competitive and economic environment; and

•	an analysis of the historical pricing with respect to both the Company’s bundled and standalone arrangements for its SaaS solutions.

The Company has established VSOE of selling price of professional services based on an analysis of separate sales of such professional services. For any professional service revenue to be recognized, all of the following criteria must be met:

•	persuasive evidence of an arrangement exists,

•	the fee is fixed or determinable,

•	collection is probable, and

•	service has been provided.

Sales tax collected from clients and remitted to governmental authorities is accounted for on a net basis and therefore is not included in revenues or cost of revenues in the Company’s statements of operations and comprehensive loss.

(h) Deferred Revenue

Deferred revenue represents the amount billed to clients that has not yet been earned or recognized as revenue, pursuant to agreements entered into in current and prior periods, and does not reflect that portion of subscriptions and professional services to be invoiced to clients on a periodic basis for which payment is not yet due. Amounts that have been invoiced are recorded in accounts receivable and deferred revenue until revenue recognition criteria have been met. The Company generally invoices its clients in advance on an annual, quarterly or monthly basis with payment due upon receipt of the invoice. Deferred revenue that will be recognized during the succeeding twelve month period is recorded as current deferred revenue and the remaining portion is recorded as long-term obligations and other.

(i) Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in existing accounts receivable based on a detailed monthly analysis. In estimating the allowance for doubtful accounts, the Company considers the age of the receivable, creditworthiness of the client, general economic conditions and any other relevant factors. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company also establishes an allowance for future credits, which is determined based on historical credit activity related primarily to billing discrepancies.

The combined allowance for doubtful accounts and future credits was $1.8 million and $3.0 million at December 31, 2012 and 2011, respectively. Write offs against the allowance for doubtful accounts for the years ended December 31, 2012 and 2011 were $0.9 million and $0.6 million, respectively. The Company does not have any off-balance sheet credit exposure related to its clients.

(j) Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, short term investments and accounts receivable. These instruments are generally unsecured and uninsured. The Company maintains the majority of its cash balances with a few financial institutions. Accounts receivable are typically unsecured and are from revenues earned from clients across different geographic areas, primarily located in the United States, and operating in a wide variety of industries. No client represented greater than 5% of outstanding accounts receivable as of December 31, 2012 or 2011, or greater than 5% of revenue for the years then ended. The Company does not typically require collateral or other security to support credit sales but provides allowances for sales and doubtful accounts based on historical experience and specific identification. A portion of the Company’s revenue and expenses is generated in foreign currencies and, as a result, the Company is exposed to market risks from changes in foreign currency exchange rates.

Revenue by geographic region, based on the billing address of the clients, was as follows for the periods presented:

	Year Ended December 31,
	2012	2011	2010
United States	$239,148	$178,623	$124,167
International	53,124	28,870	10,100

Total revenue	$292,272	$207,493	$134,267

Percentage of revenue generated outside the United States	18%	14%	8%

No single country outside the United States represented more than 10% of revenue during any period reported.

(k) Use of Estimates

The preparation of financial statements requires the Company’s management to make a number of estimates and assumptions related to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include the allowance for doubtful accounts receivable, allowance for future credits, revenue recognition, valuation of deferred tax assets, valuation of intangible assets acquired through business combinations, and the valuation of share-based payments. Actual results could differ from these estimates.

(l) Property and Equipment

Property and equipment are stated at cost. Property and equipment under capital leases are stated at the lesser of the present value of minimum lease payments or the fair value of the asset.

Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the assets, generally between two and ten years. Property and equipment held under capital leases and leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset.

(m) Goodwill and Other Intangible Assets

The Company conducts a test for the impairment of goodwill at least annually and more frequently upon the occurrence of certain events. The annual goodwill impairment test begins with an assessment of qualitative factors including macroeconomic conditions, industry and market conditions, cost factors, financial performance and other events, to determine if further impairment testing is necessary. If necessary, the Company will first compare the fair value of its reporting unit to the carrying amount, including goodwill, to assess whether an impairment indicator is present. If the Company determines that an impairment indicator may be present, then the implied fair value of the goodwill is compared to its carrying amount to determine if there is an impairment loss. The Company performed the impairment test as of October 31, 2012, and concluded that no impairment existed.

Intangible assets with finite lives are amortized over their estimated useful lives and reviewed for impairment whenever an impairment indicator exists. The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets, including intangible assets, may not be recoverable. When such events or changes in circumstances occur, recoverability is assessed by determining whether the carrying value of such assets will be recovered through the undiscounted expected future cash flows. If the future undiscounted cash flows are less than the carrying amount of these assets, an impairment loss is recognized based on the excess of the carrying amount over the fair value of the assets. The Company identified no impairment indicators during the year ended December 31, 2012.

(n) Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment, are reviewed for impairment whenever a triggering event indicates that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of by sale would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value, less costs to sell, and no longer depreciated. The assets and liabilities of a disposal group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet. The Company did not identify any triggering events during any of the periods reported.

(o) Advertising

The Company expenses all advertising costs as incurred. Total advertising expense for the years ended December 31, 2012, 2011 and 2010 was $5.4 million, $5.5 million and $4.8 million, respectively.

(p) Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company is subject to income taxes in both the United States and numerous foreign jurisdictions. Significant judgment is required in evaluating tax positions and determining the provision for income taxes. The objectives of accounting for income taxes are to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in an entity’s financial statements or tax returns. Variations in the actual outcome of these future tax consequences could materially impact the Company’s financial position, results of operations or cash flows.

The Company evaluates whether it will realize the benefits of its net deferred tax assets and establishes a valuation allowance to reduce the carrying value of its deferred tax assets to the amount considered more likely than not. Deferred tax assets arise as a result of tax loss carry-forwards and various differences between the book basis of assets and the tax basis. The Company determined that it was no longer more likely than not that our deferred tax assets will be recognized due to continued planned business investment and, as a result, noncash charges from continuing operations of $17.6 million were recorded as a valuation allowance for the full value of its deferred tax assets as of September 30, 2011. As of December 31, 2012 and 2011, the valuation allowance increased by $7.2 million to $26.4 million and $1.6 million to $19.2 million, respectively, due to additional losses incurred in the twelve month period ended December 31, 2012 and the fourth quarter of 2011. The Company had previously overcome the negative evidence provided by its recent losses by demonstrating that it had generated income in 2007, 2008 and 2009 and using that to show the ability to generate taxable income from existing client contracts if the planned investments were not made.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs through income tax expense which would include related interest expense and penalties.

(q) Equity Incentive Plan

The Company recognizes the fair value of its stock option awards as compensation expense on a straight-line basis over the requisite service period of each award, generally four years. The Company estimates forfeitures at the time of grant and revises those estimates in subsequent periods if actual forfeitures differ from those estimates. The Company uses historical data to estimate pre-vesting option forfeitures and records stock-based compensation expense only for those awards that are expected to vest. If the Company’s actual forfeiture rate is materially different from its estimate, the stock-based compensation expense could be significantly different from what the Company has recorded in the current period.

(r) Accrued Straight-Line Rent

The Company recognizes rental expense for minimum lease payments from operating leases on a straight-line basis. The current portion of accrued straight-line rent, which is included in accounts payable and accrued liabilities, and the noncurrent portion, reported in long-term liabilities on the balance sheets, totaled $3.5 million and $3.1 million at December 31, 2012 and 2011, respectively.

(s) Net Loss Per Common Share

Basic net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Diluted net loss per common share is computed by dividing the sum of net loss by the sum of the weighted average number of common shares outstanding and any dilutive potential common stock equivalents for the period.

The following table reconciles the components of basic and diluted net loss per common share:

	Year Ended December 31,
	2012	2011	2010
Net loss - basic and diluted	$(20,958)	$(35,435)	$(12,090)
Weighted average number of common shares outstanding- basic and diluted	53,856,234	8,750,540	7,978,304

The numbers of preferred stock (once converted), stock options and restricted stock awards that could potentially dilute net loss per basic share in the future, but have not been included in the computation of net loss per diluted share because to do so would have been antidilutive, were as follows:

	Year Ended December 31,
	2012	2011	2010
Anti-dilutive shares	15,783,765	47,917,586	43,937,180

(t) Fair Value of Financial Instruments

The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value of financial instruments as follows:

•	Level 1—Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities

•

Level 2—Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The carrying value of the Company’s financial instruments, including cash and cash equivalents, short-term investments, accounts receivable, debt and accounts payable, approximate fair value for all periods.

(u) Foreign Currency Translation

The U.S. dollar is the reporting currency for all periods presented. The financial information for entities outside the United States is measured using the local currency as the functional currency. Assets and liabilities for foreign entities are translated into U.S. dollars at the exchange rate in effect on the respective balance sheet dates. Revenues and expenses are translated into U.S. dollars based on the average rate of exchange for the corresponding period. Exchange rate differences resulting from translation adjustments are accounted for as a component of accumulated comprehensive loss. Gains or losses from foreign currency transactions are reflected in the consolidated statements of operations under the line item other expense, net.

(2) Property and Equipment

Property and equipment, including assets held under capital leases, are summarized as follows. Construction in progress represents costs associated with new equipment, office leasehold improvements, and software not yet placed in service.

	As of December 31,		Estimated Useful Life (in years)
	2012	2011
Furniture and equipment	$69,326	$55,581	2 -7
Software	30,055	23,217	5
Leasehold improvements	13,968	10,881	*
Construction in progress	7,596	1,508

Total property and equipment, gross	120,945	91,187
Less accumulated depreciation and amortization	(53,001)	(36,571)

Total property and equipment, net	$67,944	$54,616

*	Shorter of lease term or estimated useful life

Depreciation expense on property and equipment totaled $21.3 million, $15.5 million and $10.2 million for the years ended December 31, 2012, 2011 and 2010, respectively.

Furniture and equipment includes assets under capital leases in the amount of $2.9 million and $2.3 million at December 31, 2012 and 2011, respectively. Accumulated amortization on these assets under capital leases, which is included in accumulated depreciation and amortization, was $1.7 million, $1.6 million and $0.9 million for the years ended December 31, 2012, 2011 and 2010, respectively.

(3) Goodwill and Intangible Assets

The following table presents the changes in the carrying amount of goodwill:

Goodwill as of December 31, 2010	$15,868
Additions from acquisitions	3,008
Purchase price adjustments and other	(429)

Goodwill as of December 31, 2011	18,447
Additions from acquisitions	89,968
Purchase price adjustments and other	(193)

Goodwill as of December 31, 2012	$108,222

Intangible assets with finite lives are amortized over their estimated useful lives between two and six years as shown in the table below. Amortization is based on the pattern in which the economic benefits of the intangible asset will be consumed.

	As of December 31,					Economic Useful Life (in Years)
	2012	Net Additions*	2011	Net Additions*	2010
Customer lists	$6,448	$3,948	$2,501	$1,196	$1,305	4 - 5
Software technology	21,255	20,055	1,200	—	1,200	4 - 6
Trademarks	1,824	1,824	—	—	—	3
Noncompete agreements	952	(721)	1,673	641	1,032	2 - 3

Total gross intangible assets	30,479	25,106	5,374	1,837	3,537
Less accumulated amortization	(3,127)	(1,039)	(2,088)	(1,113)	(975)

Net intangible assets	$27,352	$24,067	$3,286	$724	$2,562

*	Net additions consist of intangible assets acquired through acquisition, the impact of foreign exchange on intangible assets recorded in foreign currency, and the write off of a fully amortized non-compete agreement in 2012.

The total amount of amortization expense relating to defined lived intangibles was $2.1 million, $1.1 million, and $0.8 million, for the years ended December 31, 2012, 2011 and 2010, respectively.

Future amortization expense relating to intangibles is as follows:

Amortization Expense
2013	$6,562
2014	7,656
2015	6,444
2016	3,735
2017	2,507
Thereafter	448

Total amortization expense	$27,352

(4) Acquisitions

The Company allocates the purchase price of acquired companies to the tangible and intangible assets acquired and liabilities assumed,

based upon their estimated fair values at the acquisition date. The Company uses all available information to estimate fair values. The Company may engage outside appraisal firms to assist in the fair value determination of identifiable intangible assets such as trademarks, customer lists and acquired technology or any other significant assets or liabilities. The Company may adjust the preliminary purchase price allocation, as necessary, up to one year after the acquisition closing date as more information is obtained regarding asset valuations and liabilities assumed.

Pardot

In October 2012, the Company completed the acquisition of Pardot LLC (“Pardot”) for $95.2 million to, among other things, extend the Company’s marketing automation capabilities to serve both business-to-business and business-to-consumer marketers worldwide. As consideration for the Pardot acquisition, the Company paid $85.4 million in cash, issued 423,370 shares of its common stock valued at $10.0 million and has a net working capital settlement receivable of $0.2 million. The fair value of the common stock consideration was based on the closing price of $23.62 on the day of the acquisition. Of the total consideration paid, $7.6 million was deposited and held in escrow to secure indemnification obligations.

The table below represents the allocation of the purchase price for the acquired net assets of Pardot based on their estimated fair values as of October 9, 2012. The allocation of the purchase price was based upon estimates of fair value of the corresponding assets and liabilities.

Tangible assets	$1,580
Software technology	14,693
Customer lists	1,375
Trademark	1,653
Goodwill	77,511
Current liabilities	(707)
Deferred revenue	(900)

Purchase price allocation	$95,205

Software technology represents the estimated fair value of Pardot’s marketing automation software. Customer lists represent the fair values of the underlying relationships and agreements with Pardot customers. The trademark represents the Pardot trademark and tradenames that the Company intends to use for a given period of time. The excess of purchase consideration over the fair value of the net tangible and identifiable intangible assets acquired of $77.5 million was recorded as goodwill. The fair value assigned to the tangible and identifiable intangible assets acquired and liabilities assumed are based on management’s estimates and assumptions. The goodwill balance is attributed to the assembled workforce and expanded market opportunities when integrating Pardot’s marketing automation software with the Company’s suite of marketing software solutions. The goodwill balance is deductible for U.S. income tax purposes.

Acquisition-related costs included transaction costs such as legal and accounting fees, which were expensed as incurred. Acquisition-related costs totaled $0.4 million and are included in general and administrative expenses in the consolidated statements of operations.

iGoDigital

Also in October 2012, the Company completed the acquisition of all of the membership interests and capital stock of iGoDigital Holdings, LLC and iGoDigital, Inc. (together, “iGoDigital”) for $21.1 million to, among other things, advance its website solutions and predictive analytics solutions. As consideration, the Company paid $14.8 million in cash and issued 263,268 shares of its common stock valued at $6.3 million. The fair value of the common stock consideration of $23.93 was based on the average closing price of the common stock for the five trading days ending on October 5, 2012.

The table below represents the allocation of the preliminary purchase price for the acquired net assets of iGoDigital based on their estimated fair values as of October 9, 2012. The allocation of the purchase price was based upon estimates of fair value of the corresponding assets and liabilities.

Tangible assets	$1,079
Software technology	5,362
Customer lists	2,638
Trademark	171
Noncompete agreement	366
Goodwill	12,457
Current liabilities	(341)
Deferred revenue	(664)

Purchase price allocation	$21,068

Software technology represents the preliminary estimated fair value of iGoDigital’s web analytic software. Customer lists represent the preliminary fair values of the underlying relationships and agreements with iGoDigital customers. The trademark represents the iGoDigital trademark that the Company intends to use for a given period of time. The excess of purchase consideration over the fair value of the net tangible and identifiable intangible assets acquired of $12.5 million was recorded as goodwill. The goodwill balance is attributed to the assembled workforce and expanded market opportunities when integrating iGoDigital’s software with the Company’s suite of marketing software solutions. The goodwill balance is deductible for U.S. income tax purposes.

Acquisition-related costs included transaction costs such as legal and accounting fees, which were expensed as incurred. Acquisition-related costs totaled $0.1 million and are included in general and administrative expenses in the consolidated statements of operations.

Frontier

In August 2011, the Company acquired all outstanding shares of Frontier Tecnologia, Ltda. (“Frontier”) for $5.4 million in stock and cash consideration, net of cash acquired. The Company funded the purchase price with cash available from operations and from the issuance of 41,966 shares of restricted common stock at $9.59 per share. The restricted common stock vested on the one year anniversary of the acquisition date.

The purchase price was comprised of the following:

Cash consideration, net of cash acquired	$2,710
Escrow payable	806
Accounts payable settlement	104
Equity consideration	402
Estimated fair value of contingent consideration	1,408

Total purchase price	$5,430

As of December 31, 2012, $0.4 million of cash contingent consideration had been earned and paid. The estimated fair value of the contingent consideration in excess of the actual amount earned was recognized as a gain in the period the liability was settled.

The table below represents the allocation of the purchase price for the acquired net assets of Frontier based on their estimated fair values as of August 24, 2011. The allocation of the purchase price was based upon estimates of fair value of the corresponding assets and liabilities.

Other assets and liabilities, net	$264
Customer list	1,408
Noncompete agreements	750
Goodwill	3,008

Purchase price allocation	$5,430

The premium paid over the fair value of the net assets acquired in the purchase, or goodwill, was primarily attributed to expected synergies from Frontier’s geographic market location and existing customer base.

Acquisition-related costs included transaction costs such as legal and accounting fees, which were expensed as incurred. Acquisition-related costs totaled $0.1 million and are included in general and administrative expenses in the consolidated statements of operations.

(5) Short-Term Investments

The following table summarizes the Company’s investments in available-for-sale securities:

	As of December 31, 2012
	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
Corporate Notes / Bonds	$32,330	$—	$(23)	$32,307
Certificates of Deposit	6,920	—	(6)	6,914
Commercial Paper	998	—	(2)	996

Total available-for-sale securities	$40,248	$—	$(31)	$40,217

At December 31, 2012, all available-for-sale securities mature within one year with the exception of corporate notes / bonds with a fair value of $20.4 million, which have maturities within two years. Available-for-sale securities are reported at fair value as described below, with unrealized gains and losses, net of tax, included as a separate component of stockholders’ equity within accumulated other comprehensive loss. Realized gains and losses on available-for-sale securities, of which there are none as of December 31, 2012, are included in other expense, net in the Company’s consolidated statements of operations.

The assets measured at fair value on a recurring basis and the input categories associated with those assets were as follows:

	As of December 31, 2012
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Short-term investments:
Corporate Notes / Bonds	$32,307	$—	$32,307	$—
Certificates of Deposit	6,914	—	6,914	—
Commercial Paper	996	—	996	—

The available-for-sale securities consist of high quality, investment grade securities from diverse issuers with a weighted average credit rating of AA-. The Company values these securities based on pricing from pricing vendors, who may use quoted prices in active markets for identical assets (Level 1 inputs) or inputs other than quoted prices that are observable either directly or indirectly (Level 2 inputs) in determining fair value. However, the Company classifies all available-for-sale securities as having Level 2 inputs. The valuation techniques used to measure the fair value of the financial instruments having Level 2 inputs were derived from non-binding market consensus prices that are corroborated by observable market data, quoted market prices for similar instruments, or pricing models, such as discounted cash flow techniques. The Company’s procedures include controls to ensure that appropriate fair values are recorded such as comparing prices obtained from multiple independent sources.

(6) Commitments and Contingencies

(a) Notes Payable

In November 2010, the Company entered into a Loan and Security Agreement (“Agreement”) which provided the Company with a $10.0 million bank term loan (“Term Loan”) and a $7.0 million revolving line of credit (“Revolving Line”) and was collateralized by a blanket lien on substantially all of the Company’s personal property, including intellectual property.

In March 2011, the Agreement was modified to increase the total size of the Revolving Line from $7.0 million to $10.0 million. Interest at a variable rate equal to the lender’s most recently announced prime rate plus one percent was in place for both the Term Loan and the Revolving Line. This rate was 5.0% as of December 31, 2011. The Term Loan and Revolving Line were to mature on December 1, 2013, and the Term Loan was payable in 36 equal installments. The Agreement included certain covenants related to recurring revenue, capital expenditures and adjusted EBITDA. In September 2011, the Company entered into a second loan modification agreement to increase the total size of the Revolving Line from $10.0 million to $20.0 million. In October 2011, the Company entered into a third loan modification agreement which increased the capital expenditure financial covenant and set forth the criteria under the financial covenants for the remainder of 2011. As of December 31, 2011, $6.7 million was outstanding under the Term Loan and $10.0 million was outstanding under the Revolving Line.

In February 2012, the Company entered into a fourth loan modification agreement that set forth the criteria under the financial covenants in the Agreement for 2012. In March 2012, the Company repaid all outstanding amounts under, and in April 2012 terminated the Agreement.

(b) Lease Agreements

The Company is obligated under capital leases covering certain equipment that expire at various dates during the next three years. The Company also has noncancelable operating leases, primarily for office space in Indianapolis, IN, San Francisco, CA, Bellevue, WA, Atlanta, GA, New York, NY, Australia, Brazil, Germany, Sweden, France and the United Kingdom.

Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) and capital leases as of December 31, 2012 are as follows:

	Capital Leases	Operating Leases
2013	$739	$5,103
2014	396	5,029
2015	110	4,827
2016	—	3,728
2017	—	2,246
Thereafter	—	4,633

Total minimum lease payments	$1,245	$25,566

Less amounts representing interest	(69)

Present value of minimum lease payments	1,176
Less current portion	(612)

Noncurrent portion	$564

Rent expense was $5.3 million, $4.2 million and $2.6 million for the years ended December 31, 2012, 2011 and 2010, respectively.

(c) Software Licensing and Hosting Services Agreements

The Company has multi-year license agreements with vendors for certain software product licenses and third-party hosting providers to provide data center capacity, including hardware and network infrastructure, to power its suite of cross-channel, digital marketing SaaS solutions. As of December 31, 2012, the agreements requiring future minimum payments are as follows:

	Software Licensing	Hosting Services
2013	$7,415	$4,696
2014	2,175	4,519
2015	—	3,550
2016	—	3,550
2017	—	3,550
Thereafter	—	1,775

Total software and hosting service agreements	$9,590	$21,640

(d) Deferred Revenue

Deferred revenue that will not be recognized during the succeeding twelve month period is recorded as long-term obligations and other and totaled $1.4 million and $1.1 million at December 31, 2012 and 2011, respectively.

(e) Indemnification Obligations

In the Company’s subscription agreements with its clients, it agrees to indemnify its clients against any losses or costs incurred in connection with claims by a third party alleging that a client’s use of its services infringes the intellectual property rights of the third party. Based on historical information and other available information as of December 31, 2012, the Company does not expect it will incur any significant liabilities from these indemnification obligations.

(7) Income Taxes

For financial reporting purposes, loss before income taxes includes the following components:

	Year Ended December 31,
	2012	2011	2010
Domestic	$(596)	$(10,302)	$(8,755)
Foreign	(20,362)	(14,335)	(9,462)

Loss before income tax expense (benefit)	$(20,958)	$(24,637)	$(18,217)

Income tax expense (benefit) attributable to loss from continuing operations consists of the following:

	Current	Deferred	Total
December 31, 2012:
Federal	$—	$—	$—
State and local	—	—	—
Foreign	—	—	—

Income tax expense (benefit)	$—	$—	$—

December 31, 2011:
Federal	$—	$9,198	$9,198
State and local	39	1,342	1,381
Foreign	219	—	219

Income tax expense (benefit)	$258	$10,540	$10,798

December 31, 2010:
Federal	$—	$(5,625)	$(5,625)
State and local	825	(1,327)	(502)

Income tax expense (benefit)	$825	$(6,952)	$(6,127)

The difference between actual income taxes and expected federal income taxes using a statutory rate of 34% was as follows:

	Year Ended December 31,
	2012	2011	2010
Federal income tax at statutory rate	$(6,862)	$(8,377)	$(6,194)
Meals and entertainment	641	554	364
State income tax, net of federal benefit	(886)	(984)	(333)
Change in valuation allowance	7,165	19,188	—
Foreign income tax expense rate difference	—	219	—
Other	(58)	198	36

Income tax expense (benefit)	$—	$10,798	$(6,127)

The Company receives an income tax benefit calculated as the difference between the fair market value of the Company’s common stock at the time of exercise and the option price, tax effected. The Company did not recognize an excess tax benefit from employee stock option transactions during the years ended December 31, 2012, 2011, and 2010 as the deduction has not reduced taxes payable.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

	As of December 31,
	2012	2011
Deferred tax assets attributable to:
Accounts receivable allowances	$695	$1,165
Accrued liability	1,446	1,749
Intangible assets	1,434	1,788
Stock compensation	7,530	5,189
Deferred revenue	537	451
Net operating losses	29,183	24,256

Total deferred tax assets	40,825	34,598
Deferred tax liabilities attributable to:
Property and equipment	$14,425	$15,410

Total deferred tax liabilities	14,425	15,410

Less valuation allowance	(26,400)	(19,188)

Net deferred tax asset	$—	$—

As of December 31, 2012, the Company had recorded a full valuation allowance of $26.4 million on its net deferred tax assets. In the third quarter of 2011, the Company decided to explore the opportunity of launching an initial public offering and, as a result, the Company determined it was no longer more likely than not that its deferred tax assets would be realized due to continued planned business investment. The Company previously overcame the negative evidence provided by its recent losses by demonstrating that it had generated income in 2008, 2007 and 2006 and using that information to show the ability to generate taxable income from existing client contracts if the planned business investments were not made. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

Management considers the scheduled reversal of deferred tax liabilities (including the impact of available carryback and carry-forward periods), projected future taxable income, and tax-planning strategies in making this assessment. In order to fully realize the deferred tax asset relating to net operating loss carry-forwards, the Company will need to generate future taxable income of approximately $119.6 million prior to the expiration of the net operating loss carry-forwards in 2032. Net operating losses recognized for financial reporting purposes, which do not include tax deductible compensation deductions from stock option exercises, were $12.1 million, $34.0 million and $24.5 million, for the years ended December 31, 2012, 2011 and 2010, respectively.

Management believes they have not taken any tax positions that, if challenged, “more likely than not” would have a material effect on the financial statements or the effective tax rates as of December 31, 2012, and 2011 Tax years 2012, 2011 and 2010 remain open for federal audit purposes and certain tax years for various states remained open as of December 31, 2012.

In 2012, the Company was awarded an economic incentive package from the State of Indiana totaling $10.2 million. The incentive package consists of a training grant and job credits that start in 2013 and expire in 2024.

In 2011, the Company was awarded an economic incentive package from the State of Indiana and the City of Indianapolis totaling $15.9 million. The incentive package consists of a training grant, local tax abatements and job credits that expire in 2020. The financial statements reflect state and local payroll, training grants and property tax credits of $1.8 million, $1.1 million and $0.7 million for the years ended December 31, 2012, 2011 and 2010, respectively.

(8) Initial Public Offering

In March 2012, the Company completed the sale of 9,775,000 shares of common stock, including the underwriters’ exercise of an over-allotment option, at a price of $19.00 per share. A total of $185.7 million in gross proceeds was raised in the initial public offering. After deducting the underwriting discount of $13.0 million and offering expenses of $3.0 million, net proceeds were $169.7 million.

Upon the closing of the Company’s initial public offering, 23,467,219 shares consisting of 18,554,573 shares of convertible preferred stock and 4,912,646 shares of convertible redeemable preferred stock, converted, on a two-for-one basis, into 46,934,438 shares of common stock.

(9) Stockholders’ Equity

In March 2012, the Company’s board of directors approved an amendment to the Company’s certificate of incorporation to increase the number of authorized shares of common stock to 74,000,000 shares, decrease the par value per share of common stock to $0.0005 and reclassify and subdivide each share of issued and outstanding common stock into two shares of common stock. The Company’s certificate of incorporation was further amended by the Company’s board of directors to increase the number of authorized shares of common stock to 300,000,000.

As of December 31, 2012, the Company was authorized to issue 300,000,000 shares of common stock with par value of $0.0005 per share and 10,000,000 shares of preferred stock with par value of $0.001 per share.

Prior to the Company’s initial public offering in March 2012, the Company’s preferred stock was divided into seven separate series, designated as Series A, Series B, Series C, Series D, Series E, Series F and Series G preferred stock, all of which were convertible to common stock. Series C, Series E, Series F and Series G were redeemable convertible preferred stock and are discussed in the next footnote. The preferred stock classes that were not classified as redeemable preferred stock were designated prior to the Company’s initial public offering as summarized below.

	As of December 31,
	2012		2011		2010
	Shares	Amounts	Shares	Amounts	Shares	Amounts
Series A	—	$—	2,554,747	$767	2,554,747	$767
Series B	—	—	729,980	309	729,980	309
Series D	—	—	15,269,846	163,818	13,269,846	123,845

Total Preferred Stock	—	$—	18,554,573	$164,894	16,554,573	$124,921

Upon the closing of the Company’s initial public offering, the 18,554,573 shares of the Company’s outstanding convertible preferred stock converted, on a two-for-one basis, into shares of common stock.

In November 2011, the Company issued 2,000,000 shares of Series D preferred stock at $20.00 per share for total proceeds of $40.0 million. These shares were sold to existing Series D preferred stockholders and their affiliates and had the same liquidation and other preferences as the other shares of the Company’s Series D preferred stock.

Each share of Series A, Series B and Series D preferred stock was convertible into common stock at any time at the option of the holder. Upon the effectiveness of the two-for-one forward stock split of the Company’s outstanding common stock described in note 1(d), pursuant to the provisions of the Company’s certificate of incorporation then in effect, the conversion price of each series of preferred stock was appropriately decreased so that two shares of common stock were issuable upon conversion of each share of preferred stock of such series. Each share of Series A and Series B preferred stock would have automatically converted to common stock upon the earlier to occur of a qualified public offering, as defined in the Company’s certificate of incorporation then in effect, or such date as holders of at least 75% of the then-outstanding Series A and Series B preferred stock, voting together as a single class and on an as-converted-to-common stock basis, requested such conversion. Each share of Series D preferred stock would have automatically converted to common stock upon the earlier to occur of (a) the Company’s initial public offering with at least $75 million aggregate proceeds to the Company (net of underwriting discounts and commissions) and a per share price of not less than $14.01, (b) such date as holders of at least a majority of the shares of the then-outstanding Series D preferred stock requested such conversion, or (c) the conversion of all of the shares of Series E, Series F and Series G preferred stock to common stock. Each share of Series A, Series B and Series D preferred stock was convertible into two shares of common stock upon a conversion described above. The redemption price would have been sum of the applicable liquidation preference, plus an amount per share based on the appraised value of the Company and the applicable conversion rate.

(10) Redeemable Convertible Preferred Stock

As of December 31, 2012, the Company was authorized to issue 10,000,000 shares of preferred stock and no preferred stock was issued and outstanding.

Prior to the Company’s initial public offering in March 2012, the Company had outstanding 23,467,219 shares of preferred stock, of which 4,912,646 share were designated redeemable convertible preferred stock. The redeemable convertible preferred stock was divided into three separate series, designated as Series E, Series F and Series G as summarized below.

	As of December 31,
	2012		2011		2010
	Shares	Amounts	Shares	Amounts	Shares	Amounts
Series E	—	$—	1,947,419	$19,980	1,947,419	$19,980
Series F	—	—	1,017,175	13,058	1,017,175	13,058
Series G	—	—	1,948,052	29,962	—	—

Total redeemable convertible preferred stock	—	$—	4,912,646	$63,000	2,964,594	$33,038

Upon the closing of the Company’s initial public offering, the 4,912,646 shares of redeemable convertible preferred stock converted, on a two-for-one basis, into 9,825,292 shares of common stock.

In March 2011, the Company issued 1,948,052 shares of Series G preferred stock at $15.40 per share for total proceeds of $30.0 million.

Each share of Series E, Series F and Series G preferred stock was convertible at any time, at the option of the holder, into shares of common stock determined by dividing the original issuance price by the conversion price. Upon the effectiveness of the two-for-one forward stock split of the Company’s outstanding common stock described in note 1(d), pursuant to the provisions of the Company’s certificate of incorporation then in effect, the conversion price of each series of preferred stock was appropriately decreased so that two shares of common stock were issuable upon conversion of each share of preferred stock of such series. Each share of Series E and Series F preferred stock would have automatically converted to common stock upon the earlier of (a) the Company’s initial public offering with at least $75 million aggregate proceeds to the Company (net of underwriting discounts and commissions) and a per share price of not less than $10.27 or (b) such date as holders of at least a majority of the shares of the then-outstanding Series E and Series F preferred stock, voting together as a single class and on an as converted to common stock basis, requested such conversion. Each share of Series G preferred stock would have automatically converted to common stock upon the earlier of (a) the Company’s initial public offering with at least $75 million aggregate proceeds to the Company (net of underwriting discounts and commissions) and a per share price of not less than $10.27 or (b) such date as holders of at least a majority of the shares of the then-outstanding Series G preferred stock requested such conversion. In the event that the initial public offering price of the common stock issued in the Company’s initial public offering were less than $7.70 per share, the conversion price of the Series G preferred stock would have been adjusted to equal to the initial public offering price. In such event, more than two shares of common stock would have been issued in exchange for each share of Series G preferred stock upon conversion. In the event that the initial public offering price of the common stock issued in the Company’s initial public offering were equal to or greater than $7.70 per share, each share of Series G preferred stock would have converted into two shares of common stock.

After May 1, 2016, the holders of a majority of the shares of Series G preferred stock then outstanding would have been able to demand that the Company redeem all or any portion of each holder’s Series G preferred stock for cash equal to $15.40 per share plus any declared and unpaid dividends thereon. If the requisite holders of the Series G preferred stock demanded a redemption and more than six months had passed and not all Series G preferred stock had been redeemed, such holders of Series G preferred stock would have been entitled to remove directors and/or appoint more directors in order to give them control of the board. In the event of a liquidation event, excluding an initial public offering, holders of the Series G preferred stock would have received the greater of (a) the original issuance price ($15.40 per share) plus any declared and unpaid dividends or (b) the amount such holders would have received if all shares of Series G preferred stock had been converted into common stock immediately prior to such liquidation event, prior to any distribution to holders of any other series of preferred stock or common stock.

At any time after all shares of Series G preferred stock had been redeemed in full, the holders of each of a majority of the shares of Series E preferred stock then outstanding, voting as a single class, and a majority of the shares of Series F preferred stock then-outstanding, voting as a single class, would have been entitled to collectively demand that the Company redeem all or any portion of each holder’s Series E and Series F preferred stock for cash equal to $10.27 per share plus any declared and unpaid dividends thereon, in the case of the Series E preferred stock, and $12.8375 per share plus any declared and unpaid dividends thereon, in the case of the Series F preferred stock. If the requisite holders of the Series E preferred stock and Series F preferred stock had demanded a redemption and more than six months had passed and not all Series E and Series F preferred stock had been redeemed, such holders of Series E and Series F preferred stock would have been entitled to remove directors and/or appoint more directors in order to give them control of the board. Once fully redeemed, those directors would have resigned and the composition of the board would have been determined in accordance with the stockholders’ agreement.

The holders of Series E, Series F and Series G preferred stock were not entitled to receive any dividends unless otherwise declared by the Company’s board of directors. No dividends were declared by the Company’s board of directors related to the Series E, Series F or Series G preferred stock.

(11) Equity Incentive Plans

(a) ExactTarget, Inc. 2004 Stock Option Plan, as Amended

In 2004, the stockholders and the board of directors approved the ExactTarget, Inc. 2004 Stock Option Plan (“2004 Plan”). Under the 2004 Plan, a maximum of 9,615,248 shares of common stock are authorized for issuance to provide a continuing long-term incentive to key employees, provide a means of rewarding outstanding performance and enhance the Company’s ability to recruit and retain key employees. Options granted vest over four years. For options issued prior to July 14, 2004, vesting commences one year from the grant date at 25% and continues to vest at 25% per year for the three years thereafter on the anniversary date of the grant date. For options issued on or after July 14, 2004, 25% of the options granted are exercisable one year from the grant date and the remaining 75% are exercisable ratably over the remaining 36 months. Options expire ten years from the grant date and are forfeited if not exercised within 30 days of an employee leaving the Company. The fair value of the common stock was determined by the Company’s board of directors after considering a broad range of factors, including peer group trading multiples, the illiquid nature of an investment in the Company’s common stock, the Company’s historical financial performance and financial position, the Company’s future prospects and opportunity for liquidity events, and sale and offer prices of preferred stock in private transactions negotiated at arm’s length. The Company ceased granting options under the 2004 Plan in January 2008.

(b) ExactTarget, Inc. 2008 Equity Incentive Plan

The 2008 Equity Incentive Plan (“2008 Plan”), became effective on February 1, 2008 and was approved by the board of directors on January 23, 2008 and by stockholders on March 28, 2008. The 2008 Plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, and restricted stock, collectively “awards.” Employees and directors, and any subsidiary corporation’s employees and directors, are eligible to receive awards under the 2008 Plan. However, incentive stock options may only be granted to employees or any subsidiary corporation’s employees. The Compensation Committee has the power to determine the terms of the awards, including the employees and directors who will receive awards, the exercise price of options, which must be no lower than the fair market value of the shares, the fair market value of the shares subject to each award, the number of shares subject to each award, the vesting schedule and exercisability of awards, and the form of consideration payable upon exercise or purchase, as applicable. At the beginning of each calendar year, an additional 1,000,000 shares are added to the awards available for future grants up to 4% of the total number of shares outstanding.

In January 2011, the board of directors approved an additional 2,341,170 shares, to be added to the awards available for future grants under the 2008 Plan. Effective November 2011, the 2008 Plan was amended to (i) increase the number of shares available for grant under the plan by an additional 7,852,566 shares, and (ii) provide that the number of shares reserved for issuance under the plan will be increased automatically on the first day of January in each of the years 2013 through 2017 by a number of shares equal to the lesser of (1) 5% of the total number of the Company’s shares outstanding as of the immediately preceding December 31, or (2) such maximum amount, if any, determined by the Company’s board of directors. During 2011, the board of directors approved a total of 10,193,736 shares to be added to the awards available for future grants under the 2008 Plan.

Shares available for future grants under the 2008 Plan at December 31, 2012 and 2011 were 6,321,935 and 8,213,830 shares, respectively.

(c) Equity Plan Activity

Stock-Based Compensation

The following table sets forth the total stock-based compensation expense resulting from stock awards included in the Company’s consolidated statements of operations:

	Year Ended December 31,
	2012	2011	2010
Cost of revenue - subscription	$345	$351	$218
Cost of revenue - professional services	1,033	704	446
Sales and marketing	3,179	2,265	1,413
Research and development	2,183	1,511	1,147
General and administrative	4,442	2,123	1,201

Total stock-based compensation expense	$11,182	$6,954	$4,425

As of December 31, 2012, 2011 and 2010, $36.0 million, $17.1 million, and $13.0 million, respectively, of total unrecognized stock-based compensation expense related to nonvested shares was expected to be recognized over the respective vesting terms of each award through 2016. The weighted average term of the unrecognized stock-based compensation expense is 3.0 years, 2.7 years and 2.8 years for the years ended December 31, 2012, 2011 and 2010, respectively.

Stock Option Awards

The fair value of options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:

	Year ended December 31,
	2012	2011	2010
Expected volatility	53.84% - 55.54%	54.99% - 57.78%	59.07% - 62.07%
Risk free interest rate	0.65% - 0.92%	0.95% - 2.12%	1.50% - 2.43%
Expected dividend yield	— %	— %	— %
Expected option term (in years)	6.25	6.25	6.25
Fair value of options granted	$8.83	$4.56	$3.02

The Company believes the historical volatility of a peer group of companies is representative of future stock price trends. Therefore, expected volatility is based on historical volatility of the publicly traded stock of a peer group of companies analyzed by the Company over the expected term of the options.

The risk-free interest rate for periods within the contractual life of the Company’s stock options is based on the U.S. Treasury yield curve in effect at the time of grant for time periods similar to the expected term of the award. The Company has never declared or paid any cash dividends and does not plan to pay cash dividends in the foreseeable future. The estimated forfeiture rate applied is based on historical forfeiture rates. The expected option term is based on the average of the vesting term and the 10-year contractual lives of all options awarded.

Stock option activity in the equity incentive plans for 2012 and 2011 was as follows:

	Options	Weighted average exercise price	Weighted average remaining contractual life	Aggregate intrinsic value
Outstanding:
Balance at December 31, 2010	9,166,318	$4.4018	7.54	$21,983

Granted	2,819,668	7.9893
Exercised	(135,712)	3.1747
Forfeited	(526,782)	6.0964

Balance at December 31, 2011	11,323,492	$5.2309	7.37	$54,003

Granted	2,396,360	16.8965
Exercised	(2,002,626)	3.8510
Forfeited	(504,465)	7.3414

Balance at December 31, 2012	11,212,761	$7.8664	7.19	$136,051

Exercisable at December 31, 2012	6,294,169	$4.7857	6.06	$95,761

The aggregate intrinsic value represents the total pretax intrinsic value, based on a stock price of $20.00, $10.00 and $6.80 per share at December 31, 2012, 2011 and 2010, respectively, which would have been received by the option holders had all option holders exercised their options as of that date. This amount changes based on the current price of the stock. The total intrinsic value of options exercised was $35.2 million, $0.8 million, and $2.9 million for the years ended December 31, 2012, 2011 and 2010, respectively.

Restricted Stock Awards

During the year ended December 31, 2012, the Company granted 279,829 shares of restricted stock to non-employee directors and as part of employment agreements for certain employees. These shares of restricted stock were granted with a weighted average fair value of $21.76 per share, have a weighted average remaining life of 1.49 years. The Company also granted 686,638 shares of restricted stock as part of the consideration paid for the acquisitions of Pardot and iGoDigital further described in the Acquisitions footnote.

During the year ended December 31, 2011, the Company granted 32,464 shares of restricted stock to non-employee directors with a weighted average fair value of $7.70 per share, which vested in 2012. The Company also granted 41,966 shares of restricted stock as part of the consideration paid for the acquisition of Frontier Tecnologia, Ltda. further described in the Acquisitions footnote.

There were 966,467 shares and 103,244 shares of unvested restricted stock outstanding at December 31, 2012 and 2011, respectively.

(12) 401(k) Savings Plan

The Company has a defined contribution savings plan under Section 401(k) of the Internal Revenue Code. This plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pretax basis. Contributions to the plan may be made at the discretion of the board of directors. There were contributions of $1.0 million, $1.0 million and $0.6 million made for the years ended December 31, 2012, 2011, and 2010, respectively.

(13) Related Party Transactions

Matthew W. Ferguson, a member of the board of directors, is the President and Chief Executive Officer of CareerBuilder, LLC, a position he has held since 2003. CareerBuilder, LLC has been a client of the Company for several years. During the years ended December 31, 2012, 2011 and 2010, the aggregate amount of revenue recognized by the Company from CareerBuilder, LLC was $1.1 million, $0.9 million, and $0.8 million, respectively. During the years ended December 31, 2012, 2011 and 2010, the Company made immaterial payments to CareerBuilder of less than $50,000, related to services received from CareerBuilder, LLC. Accounts receivable from CareerBuilder, LLC were $0.2 million and $0.1 million as of December 31, 2012 and 2011, respectively. And, there were no amounts due to CareerBuilder, LLC at December 31, 2012 and 2011, respectively.

Julie M.B. Bradley was named as a member of the board of directors in 2012 and is the Chief Financial Officer of TripAdvisor, LLC, a position she has held since 2011. During the years ended December 31, 2012, 2011 and 2010, the aggregate amount of revenue recognized by the Company from TripAdvisor, LLC was $1.3 million, $1.1 million, $1.0 million, respectively. During the years ended December 31, 2012, 2011 and 2010, the Company did not make a payment to TripAdvisor, LLC. Accounts receivable from TripAdvisor, LLC were not a material amount as of December 31, 2012 and there were no amounts due to TripAdvisor, LLC as of December 31, 2012.

All transactions with the related parties noted above were conducted at fair market value with no favorable terms or conditions that are not available to unrelated parties.

(14) Legal Proceedings

On August 24, 2012, RPost Holdings, Inc., RPost Communications Limited, and RMail Limited filed a lawsuit against the Company in the District Court for the Eastern District of Texas alleging willful infringement of five patents and seeking injunctive relief and unspecified damages. On the same date, the plaintiff filed seven other patent infringement actions against seven other companies in the same industry as the Company. The Company has reviewed the patents asserted in the lawsuit and believes there are valid defenses against the claims. However, the outcome of any litigation is inherently uncertain and there can be no assurance as to the ultimate outcome of such matter, especially given the very early stage of the action. As a result, although the Company is vigorously defending against the asserted claims, neither the ultimate outcome of this litigation nor an estimate of a probable loss or any reasonably possible losses can be assessed at this time.

The Company is not currently, nor has it been in the past, subject to any other material legal proceedings. From time to time, however, the Company may become involved in various legal proceedings in the ordinary course of its business, and may be subject to third-party infringement claims. These claims, even those that lack merit, could result in the expenditure of significant financial and managerial resources.

(15) Selected Quarterly Financial Data (unaudited)

The following table sets forth selected unaudited consolidated statements of operations data. This information was derived from our unaudited consolidated financial statements, which in the opinion of management contain all adjustments necessary for a fair presentation of such financial data in accordance with GAAP.

	Three Months Ended
	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012	Mar. 31, 2012	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011	Mar. 31, 2011
Revenue	$84,242	$74,655	$69,318	$64,057	$59,508	$55,123	$48,836	$44,026
Cost of revenue	31,224	24,727	23,808	23,841	20,600	18,311	16,618	14,666
Gross profit	53,018	49,928	45,510	40,216	38,908	36,812	32,218	29,360
Net loss before taxes	(12,952)	(721)	(2,602)	(4,683)	(5,887)	(7,580)	(5,963)	(5,207)
Net loss	(12,952)	(721)	(2,602)	(4,683)	(6,145)	(22,322)	(3,706)	(3,262)
Net loss per common share:
Basic	$(0.19)	$(0.01)	$(0.04)	$(0.32)	$(0.68)	$(2.55)	$(0.43)	$(0.38)
Diluted	$(0.19)	$(0.01)	$(0.04)	$(0.32)	$(0.68)	$(2.55)	$(0.43)	$(0.38)